Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media) 724.514.1968 Dan Crookshank (Investors) 724.514.1813
Mylan Announces Enhancements to Executive Management Team
Heather Bresch Named Mylan President
Rajiv Malik Named Chief Operating Officer
Timothy Sawyer Named Senior Vice President of Strategic Corporate Development
PITTSBURGH—July 29, 2009—Mylan Inc. (Nasdaq: MYL) today announced several key enhancements to its executive management team. The changes, which reflect internal promotions and an external hire, position the company for further profitable expansion.
Heather Bresch has been promoted to president. In this expanded executive leadership role, Bresch will take on additional leadership responsibilities related to the day-to-day operations of the company. She served most recently as Mylan’s chief operating officer. Throughout her 17-year tenure with the company, Bresch has performed with distinction and as chief integration officer was instrumental in overseeing Mylan’s transformation into one of the world’s largest and most efficient generics and specialty pharmaceutical companies. Other executive positions previously held by Bresch include senior vice president of Strategic Corporate Development and head of North American Operations.
Rajiv Malik has been promoted to chief operating officer. Most recently, Malik was head of Mylan’s global technical operations, where he oversaw R&D and manufacturing; supply chain and sourcing; and quality and regulatory affairs. Malik will continue to be responsible for these areas and also oversee the company’s generic biologics efforts as well as those initiatives related to emerging markets. His contributions were also instrumental to the integration of both Matrix and the former Merck Generics businesses and in helping Mylan to become one of world’s largest, quality pharmaceutical companies. Prior to Mylan, Malik has over 25 years of global generic pharmaceutical industry experience in leadership positions, including most recently as CEO of Matrix. In his new role, he will continue to report to Bresch.
In addition, Timothy B. Sawyer has joined Mylan as senior vice president of Strategic Corporate Development, reporting to Bresch. In this role, he will work closely with the other senior management members to help lead the company’s global strategic development activities. Sawyer enjoys an exemplary 16-year track record in the generic pharmaceutical industry, primarily in commercial operations. He joins Mylan from Teva Pharmaceuticals, where he served most recently as executive vice president, Global Generic Sales and Marketing, for Barr Laboratories, whose parent company, Barr Pharmaceuticals, was acquired by Teva. In that position, Sawyer was responsible for all generic marketing and sales in North America as well as commercial activities in the rest of the world. He also led the successful integration of Barr’s ex-U.S. commercial operations following its 2006 acquisition of Croatia-based PLIVA. Prior to that, Sawyer served as vice president, Generic Sales and Marketing, for Barr Laboratories. In that role, he led the company’s entry into the U.S. generic oral contraceptives market and engineered the first blockbuster generic patent challenge launch in history. Under his leadership, Barr also won numerous customer awards for excellence.

Mylan’s Chairman and CEO Robert J. Coury said: “On behalf of myself and the Board of Directors of Mylan, we would like to personally congratulate Heather and Rajiv on their well-deserved promotions. Their track record of delivering results and executing flawlessly as well as their exemplary leadership skills has earned them the right to these new roles. I also would like to welcome Tim Sawyer to Mylan. I have had the chance to observe Tim’s growth from an outsider’s perspective and I am extremely excited for him to become a member of our senior management team and look forward to his immediate contributions to our continued growth.
“As I have previously stated, one of my major commitments in 2009 was to continue to enhance and deepen Mylan’s senior management team in order to take advantage of the numerous growth opportunities we see. These two promotions, new hire and our recent appointment of Jolene Varney as Mylan’s chief financial officer only further support my contention that Mylan has one of the strongest management teams in the industry. These appointments demonstrate our commitment to develop leaders internally while also recruiting top executives outside the company. In addition to the above, we will continue to expand and build out our senior leadership teams throughout the world.”
Mylan Inc., which provides products to customers in more than 140 countries and territories, ranks among the leading diversified generics and specialty pharmaceutical companies in the world. The company maintains one of the industry’s broadest — and highest quality — product portfolios, supported by a robust product pipeline; owns a controlling interest in the world’s third largest active pharmaceutical ingredient manufacturer; and operates a specialty business focused on respiratory and allergy therapies. For more information, please visit www.mylan.com.
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